Exhibit 2.1

Execution copy

DATED 27 AUGUST 2019

(1) LAUREATE I B.V.

- and -

(2) CAN ULUSLARARASI YATIRIM HOLDING A.Ş.

SHARE PURCHASE AGREEMENT relating to all the shares in the capital of EDUCATION TURKEY B.V.

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CONTENTS

1.DEFINITIONS AND INTERPRETATION    3
2.SALE AND PURCHASE OF SHARES    9
3.PURCHASE PRICE AND PAYMENT    9
4.COMPLETION    10
5.INTER-GROUP AGREEMENTS AND SETTLEMENTS    12
6.CIT FISCAL UNITY    13
7.POST COMPLETION COVENANTS    13
8.SELLER'S WARRANTIES    15
9.BREACH OF SELLER'S WARRANTIES    16
10.CONDUCT OF CLAIMS    16
11.LIMITATIONS OF SELLER'S LIABILITY    17
12.PURCHASER'S WARRANTIES    19
13.RESTRICTIVE COVENANTS    19
14.CONFIDENTIALITY    20
15.NOTIFICATIONS    20
16.MISCELLANEOUS    21
17.GOVERNING LAW AND JURISDICTION    23
SCHEDULE 1: SUBSIDIARIES26
SCHEDULE 2: BILGI FOUNDATION TRUSTEES AND DIRECTORS28
Part 1: Bilgi Foundation Trustees28
Part 2: Bilgi Foundation Board of Directors28
SCHEDULE 3: DEED OF TRANSFER29
SCHEDULE 4: DISCLOSED INFORMATION30
Part 1: Disclosure Schedules30
Part 2: Data Room Index34
Part 3: Disclosed Information USB35
SCHEDULE 5: PURCHASER'S WARRANTIES36
SCHEDULE 6: SELLER'S WARRANTIES39
SCHEDULE 7: CHANGE OF DIRECTORS43
Part 1: Resignation letters43
Part 2: Shareholders Resolutions44
SCHEDULE 8: ON-GOING LITIGATION45
Part 1: Laureate Continued Litigation45
Part 2: Litigation Retained within Transaction Perimeter46
SCHEDULE 9: RESIGNATIONS53

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THIS SHARE PURCHASE AGREEMENT is made on 27 August 2019.

BETWEEN:

(1)
LAUREATE I B.V., a company incorporated under the laws of the Netherlands, having its registered office at Barbara Strozzilaan 201, 1083 HN, Amsterdam, the Netherlands, and registered with the Trade Register of the Dutch Chamber of Commerce with number 30124190 ("Seller"); and

(2)
CAN ULUSLARARASI YATIRIM HOLDING A.Ş., a company incorporated under the laws of Turkey, having its registered office at Mehmet Akif Mahallesi, Bahariye Caddesi, Çam Sokak 51/5 D:İkitelli, 34303 Küçükçekmece/İstanbul, and registered with the Trade Register of the Istanbul Chamber of Commerce with number 707263 ("Purchaser").

The parties to this agreement, referred to under (1) and (2) above, shall jointly be referred to as the "Parties" and individually as a "Party".
BACKGROUND:

A
The Seller holds all issued and outstanding shares in the capital of Education Turkey B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered office at Barbara Strozzilaan 201, 1083 HN, Amsterdam, the Netherlands, and registered with the Trade Register of the Dutch Chamber of Commerce with number 34259110 ("Company"), being 180 shares of EUR 100 each ("Shares").

B	The Company, directly and/or indirectly, holds the issued and outstanding shares in the capital of the subsidiaries as set forth in Schedule 1 ("Subsidiaries").

C	The business activities of the Company and its Subsidiaries consist of providing services in relation to management and administration of Istanbul Bilgi University ("Bilgi University") ("Business").

D
Pursuant to the laws of the Republic of Turkey applicable to and the governing documents of the education foundation Bilgi Eğitim ve Kültür Vakfı ("Bilgi Foundation"), the Company together with its subsidiaries and affiliates currently occupies 9 seats of 11 in total at the Board of Trustees (as defined below) of the Bilgi Foundation, which quorum provides the Company an absolute governance control over the Bilgi Foundation.

E
The Bilgi Foundation Board of Trustees (as defined below) have the right to appoint the Bilgi Foundation Board of Directors (as defined below). In turn, the Bilgi Foundation Board of Directors have the right to appoint members to the Bilgi University Board of Trustees (as defined below).

F	Prior to the execution of this agreement, the Parties have obtained all necessary internal approvals to enter into this agreement and to consummate the transactions contemplated by this agreement.

G	The Seller now wishes to sell and transfer to the Purchaser and the Purchaser now wishes to purchase and acquire from the Seller the Shares, subject to the terms and conditions of this agreement.

IT IS AGREED:

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1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement, unless provided otherwise hereinafter, the following words shall have the following meaning:
"Affiliate" means (a) any and all persons with respect to which the ultimate parent of a Party, at present or in the future, either directly or indirectly: (i) holds more than 50 per cent of the nominal value of the share capital issued, or more than 50 per cent of the voting power at general meetings, (ii) has the power to appoint or to dismiss a majority of the managing directors (statutair bestuurders), (iii) otherwise has the power to direct the activities of such person; or (b) any other person qualifying as a 'subsidiary', as part of a 'group' or as a 'participation' as referred to in sections 2:24a, 2:24b and 2:24c of the DCC;
"Bilgi Foundation" has the meaning given in the recitals of this agreement;
"Bilgi Foundation Board of Directors" means the board of directors of the Bilgi Foundation, prior to Completion consisting of the 7 members as set forth in Part 2 of Schedule 2;
"Bilgi Foundation Board of Trustees" means the board of trustees of the Bilgi Foundation, prior to Completion consisting of the 11 members as set forth in Part 1 of Schedule 2;
"Bilgi University" has the meaning given in the recitals of this agreement;
"Bilgi University Board of Trustees" means the board of trustees of Bilgi University;
"Boards" means the Bilgi Foundation Board of Trustees, the Bilgi Foundation Board of Directors and the Bilgi University Board of Trustees, collectively;
"Business" has the meaning given in the recitals of this agreement;
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for commercial business in Amsterdam, the Netherlands and Istanbul, Turkey;
"Cash Consideration" has the meaning given in Clause 3.1(a);
"CIT" means Corporate Income Tax (vennootschapsbelasting);
"CIT Fiscal Unity" means the fiscal unity (fiscale eenheid) for Dutch CIT purposes pursuant to Section 15 of the CITA between Laureate I B.V., Education Turkey B.V., CH Holding Netherlands B.V., Laureate International B.V., LEI AMEA Investments B.V., Online Higher Education B.V., Laureate OnLine Education B.V. and Education Honduras B.V.;
"CIT Settlement Statements" has the meaning given in Clause 6.4;
"CITA" means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969);
"Claim" means any individual claim by the Purchaser pursuant to a breach of the provisions of this agreement;
"Claim Notice" has the meaning given in Clause 10.1;
"Clause" means any clause of this agreement;

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"Company" has the meaning given in the recitals of this agreement;
"Completion" means the performance of all the obligations of the Parties to this agreement as set out in Clause 4.4;
"Completion Date" means the date of execution of the Deed of Transfer, which shall be the date of this agreement or ___________ 2019;
"Conditional Donation Agreement" has the meaning given in Schedule 4 Part 1;
"Damage" has the meaning given in Clause 9.1;
"DCC" means the Dutch Civil Code (Burgerlijk Wetboek);
"Deed of Transfer" means the notarial deed of transfer for the Shares, substantially in the form as attached hereto as Schedule 3;
"Deferred Consideration" has the meaning given in Clause 3.1(b);
"Disclosed Information" means the information contained in:

(a)	the Disclosure Schedules;

(b)	the documents as listed in the "Data Room Index" as Part 2 of Schedule 4;

(c)	the written answers to questions raised by the Purchaser and its advisors;

(d)	the "Confidential Information Memorandum" and "Investor Overview" dated June 2018 prepared by the Seller in connection with the contemplated sale of the Shares; and

(e)	the audited financial statements of the Company and the Subsidiaries for the 12 month period ending on 31 December 2017, copies of the information and documents set out under paragraphs (b), (c), (d) and (e) being recorded on the Disclosed Information USB;
"Disclosed Information USB" means the USB on which paragraphs (b), (c), (d) and (e) of the Disclosed Information has been recorded, attached hereto as Part 3 of Schedule 2;
"Disclosure Schedules" means the information schedules prepared by the Seller, attached hereto as Part 1 of Schedule 2, qualifying the Seller's Warranties;
"DLA Piper Nederland" means DLA Piper Nederland N.V. at Amstelveenseweg 638 (1081 JJ) Amsterdam, the Netherlands;
"Encumbrance" means any encumbrance or security interest whatsoever including any mortgage, pledge, right of pre-emption, option, conversion right, title retention and any other preferential right, agreement or arrangement having similar effect;
"Fundamental Warranties" has the meaning given in Clause 11.2;
"Group Companies" means the Company and the Subsidiaries collectively;
"Law" means any applicable law and any binding rule or regulation of any judicial, governmental, supervisory or regulatory body;

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"Litigation Assignment" has the meaning given in Schedule 4 Part 1;
"Material Adverse Effect" means any event, circumstance, change or effect that individually has or is likely to have a material adverse effect on the business, activities, operations, assets, condition (financial or otherwise) or prospects of the Group Companies, Bilgi Foundation and Bilgi University; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any general economic or political conditions; (ii) any conditions generally affecting campus based higher education in Turkey; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable laws; or (ix) any natural or man-made disaster or acts of God;
"Material Contracts" has the meaning given in paragraph 7 of Schedule 6;
"Non-LET Seller Trustees" means LEI European Investments B.V. (LEI) and Online Higher Education B.V. (OHE) jointly;
"Notary" means a civil-law notary (notaris) of DLA Piper Nederland, or substitute in office;
"Parties" has the meaning given in the opening of this agreement;
"Proceeds Agreement" has the meaning given in Schedule 4 Part 1;
"Purchase Price" has the meaning given in Clause 3.1;
"Purchaser" has the meaning given in the opening of this agreement;
"Purchaser Group" means the Purchaser, any holding company or ultimate beneficial owner of the Purchaser, any subsidiary of the Purchaser and any subsidiary of any such holding company or ultimate beneficial owner and all their Affiliates, including the Group Companies as of Completion;
"Purchaser’s Bank" means Amicorp Bank and Trust Limited, having its registered office at Carleton Court, High Street, Bridgetown, St. Michael, Barbados, BB11128;
"Purchaser’s Bank Account" means the Purchaser’s bank account at the Purchaser’s Bank, with account number 1032630012020101 and name Abt Escrow - Can Uluslararasi Yatirim Holding A.S. - Laureate Escrow;
"Restricted Party" means any person or entity that is (a) the subject of, or beneficially owned or controlled by a person or entity that is the subject of, Sanctions, (b) the government of a Sanctioned Country, (c) located in or organised under the laws of any Sanctioned Country, or (d) otherwise a target of Sanctions;
"Restricted Period" means five years from the Completion Date;
"Retained Litigation" has the meaning given in Clause 7.3;

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"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, (b) the United Nations Security Council, (c) the European Union, or (d) Her Majesty's Treasury of the United Kingdom, or any other comparable regulation(s) applicable in any of the jurisdictions in which the businesses of the Purchaser Group are carried on or in which any of its agents, customers or suppliers are operating or located for the purpose of doing business with the Purchaser Group;
"Sanctioned Country" means a country or territory which is subject to Sanctions;
"Schedule" means any schedule to this agreement;
"Seller" has the meaning given in the opening of this agreement;
"Seller Group" means the Seller, any holding company or ultimate beneficial owner of the Seller, any subsidiary of the Seller and any subsidiary of any such holding company or ultimate beneficial owner and all their Affiliates, excluding the Company as of Completion;
"Seller's Warranties" means the representations and warranties given by the Seller set out in Schedule 6;
"Seller's Warranty Breach" means a breach of any of the Seller's Warranties;
"Separated Group Companies" has the meaning given in Clause 6.2;
"Shares" has the meaning given in the recitals of this agreement;
"Social Security Contributions" means any and all contributions or premiums which are payable by the Group Companies pursuant to industry or governmental social security regulations, including penalties, interest and any other costs or expenses relating to or associated with any social security matter;
"Subsidiaries" has the meaning given in the recitals of this agreement;
"Subsidiary Shares" has the meaning given in paragraph 3 of Schedule 6;
"Tax" means all forms of taxation or Social Security Contributions by any Tax Authority, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, net worth, equity, asset value, turnover, gross receipts, VAT or other reference, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation sales and use taxes, social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction or on account of tax or otherwise) and in respect of any person, as well as penalties, changes, costs and interest relating thereto;
"Tax Authority" means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;
"Tax Return" means any return, declaration, computation, accounts, report, claim for refund or credit, information return, statement, or other document relating to Tax, including any schedule or attachment thereto and any amendment thereof, filed or maintained, or required to be filed or maintained with respect to the calculation, determination, assessment or collection of any Tax;

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"Third Party Claim" has the meaning given in Clause 10.4;
"Transaction" means the transactions as contemplated by this agreement;
"Undated Resignation Letters" has the meaning given in Clause 4.4(d);
"USD", "dollars" or "$" means US dollars, the lawful currency of the United States of America; and
"VAT" means, within the European Union, such Tax as may be levied in accordance with Directive 2006/112/EC, and outside the European Union, any Tax levied by reference to added value, or sales and/or consumption.

1.2	In this agreement, unless otherwise specified hereinafter:

(a)	reference to a statutory provision includes reference to:

(i)	any law, order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

(ii)	any modification, amendment, consolidation, re-enactment or replacement thereof or provisions of which it is a modification, amendment, consolidation, re-enactment or replacement; and

(iii)	obligations arising under the Treaty on the Functioning of the European Union and regulations and directives of the European Communities and the European Union.

(b)	references to Dutch legal concepts, articles or provisions shall be deemed to include the same or similar concepts, articles or provisions of other jurisdictions;

(c)	reference to the Parties includes their respective successors, authorised assigns and personal representatives;

(d)	reference to any party to this agreement comprising more than one person includes each person constituting that party;

(e)	reference to any gender includes all genders;

(f)	reference to the singular includes the plural (and vice versa);

(g)	reference to any time of day or date is to that time or date in Amsterdam (CET);

(h)	reference to a day, a month or a year are to a calendar day (unless Business Days are specified), a calendar month or a calendar year respectively;

(i)	the index and headings are meant for ease of reference only and shall not affect the construction or interpretation of this agreement;

(j)
references to a person shall be construed to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not being a separate legal entity);

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(k)
the Schedules and any other attachments to this agreement form an integral part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement and any reference to this agreement shall include the Schedules and any other attachments to this agreement;

(l)	a reference to "includes" or "including" means "including but not limited to";

(m)
English language words used in this agreement intend to describe Dutch legal concepts only, so that the consequences attaching to the use of such words under any set of rules other than Dutch law will be disregarded; and

(n)
references to "awareness" of the Seller or "to the Seller's knowledge" or any similar statement shall mean the actual knowledge of the Seller as shareholder of the Company and each of Cagri Bagcioglu and Cem Gezgin.

1.3
No provision of this agreement shall be interpreted against a Party solely as a result of the of the fact that such Party was responsible for the drafting of such provision, such in acknowledgement of the fact that representatives of all Parties have participated in the drafting and negotiation of this agreement.

2.	SALE AND PURCHASE OF SHARES

2.1
Subject to the terms and conditions of this agreement, the Seller hereby sells and agrees to transfer to the Purchaser and the Purchaser hereby purchases and agrees to accept from the Seller the Shares.

2.2	The Shares will be transferred free of any Encumbrances and together with all rights attaching or accruing to them.

2.3	The Shares shall be for the risk and account (voor rekening en risico) of the Purchaser as of the Completion Date.

3.	PURCHASE PRICE AND PAYMENT

3.1	The purchase price for the Shares shall be USD $90,000,000 (ninety million USD) ("Purchase Price") to be paid as follows:

(a)	at Completion, the Purchaser will pay $75,000,000 (seventy-five million USD) in cash ("Cash Consideration") in accordance with Clause 4.1 and 4.2 without set off or counterclaim; and

(b)
at Completion, the Purchaser will pay $15,000,000 (fifteen million USD) ("Deferred Consideration") by way of delivery, in accordance with Clause 4.2(a), of an irrevocable and unconditional bank cheque (from a reputable bank approved by the Seller) in the amount of $15,000,000 (fifteen million USD) with a maturity date on the first anniversary of Completion.

3.2
The Deferred Consideration shall be irrevocably and unconditionally guaranteed at Completion by the joint guarantee and responsibility signature in accordance with the Laws of the Republic of Turkey ("Aval") of all natural persons shareholders and directors of the Purchaser, being: Mehmet Şakir Can.

3.3	The Seller acknowledges and agrees that it will not transfer the cheque as meant in Clause 3.1(b) to any third party other than a member of the Seller Group or a bank. The Seller will provide

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notice to the Purchaser of any cheque's endorsement to an Affiliate or a bank (as the case may be) within 15 Business Days of such endorsement. Clause 16.3 shall apply mutatis mutandis to this Clause 3.3.

4.	COMPLETION
Payment of Cash Consideration and Deferred Consideration

4.1
By no later than 17:00 pm CET on the Business Day prior to the Completion Date, the Purchaser has deposited the Cash Consideration by electronic transfer to the Purchaser's Bank Account. The Purchaser's Bank has confirmed to the Parties upon receipt.

4.2	On the Completion Date, the Purchaser shall:

(a)	pay the Cash Consideration by electronic transfer from the Purchaser's Bank Account to a bank account designated by the Seller;

(b)
deliver, or shall cause to deliver, the bank cheque and the joint guarantee and responsibility signature ("Aval") (in accordance with Clauses 3.1(b) and 3.2) constituting the Deferred Consideration to DLA Piper Nederland, as the Seller's representative, upon which the Seller shall confirm receipt to the Purchaser and to the Notary that it shall proceed to Completion as further outlined in this Clause 4.
Completion actions

4.3	Completion shall take place on the Completion Date at the offices of DLA Piper Nederland.

4.4
On the Completion Date, the Parties shall, and the Seller shall cause the Company and the relevant Group Companies to, perform any such acts and execute any such documents as reasonably deemed necessary by the Purchaser and the Seller, jointly, to fully effect the Transaction, including the following legal actions and steps in the following order:

(a)	the Seller shall deliver or shall cause to deliver the shareholders' registers of the Company and of CH Holding Netherlands B.V. to the Notary;

(b)
the Seller shall deliver, or cause to deliver, to the Purchaser the shareholder's registers, share ledgers, shareholders decision books, board of trustee decision books and board of directors decision books (as the case may be) of the Bilgi Foundation and those Subsidiaries incorporated under the laws of the Republic of Turkey;

(c)	the Seller will cause each of the Non-LET Seller Trustees and Cagri Bagcioglu to resign as members of the Bilgi Foundation Board of Trustees;

(d)
further to the resignations meant in Clause 4.4(c) above, the Seller shall deliver to the Purchaser the resignation letters of those individuals and entities listed in Schedule 9, which, except as otherwise provided herein, are enforceable. The Purchaser acknowledges and agrees (which acknowledgement and acceptance appears from the Purchaser signing this agreement) that (i) the undated resignation letters for the Bilgi University Board of Trustees, other than Laureate affiliated trustees, listed in column B of Schedule 9 ("Undated Resignation Letters") may be challenged by the issuer, (ii) the Seller does not guarantee in any way the validity and the enforceability of those Undated Resignation Letters and (iii) the Seller under no circumstances will be liable

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for any loss, damage or any type of consequence in case those Undated Resignation Letters may not be enforced;

(e)	the:

(i)	Seller will resign as managing director of the Company; and

(ii)	the managing directors of each of the Company and CH Holding Netherlands B.V. shall resign, each pursuant to a resignation letter substantially in the form as attached hereto as Part 1 of Schedule 7;

(f)	the shareholder of each of the Company and CH Holding Netherlands B.V. shall execute a written shareholders resolution pursuant to which:

(i)	the resignations referred to in Clause 4.4(e) is accepted;

(ii)	such managing directors are granted full release from liability (finale kwijting) and decharge (decharge) for the performance of their duties as managing director; and

(iii)	a person (or a legal entity) as per Purchaser's instructions is appointed as managing director of the relevant Group Company, substantially in the form as attached hereto as Part 2 of Schedule 7;

(g)	the Seller shall instruct the Notary to transfer the Shares to the Purchaser by executing the Deed of Transfer; and

(h)
the Notary shall (i) register the transfer of the Shares in the shareholders' register and return the shareholders' register to the Company and (ii) return the shareholders' register of CH Holding Netherlands B.V. to CH Holding Netherlands B.V.

Consequence of non-compliance

4.5
If any of the Parties fails to comply with any of its obligations under Clause 4.4 on or prior to the Completion Date, the other Party may decide after consulting the failing Party and without prejudice to any other right or remedy available to it:

(a)	to proceed with Completion involving all Parties, in so far as practicable; or

(b)	to terminate this agreement by way of written notice to the other Party.

4.6
If the agreement is terminated in accordance with Clause 4.5(b), then the Party failing to comply with its obligations under Clause 4.4 shall indemnify and hold the other Party harmless from and against any and all losses, costs, charges, expenses, damage, liabilities, claims, demands, actions and legal proceedings (including reasonable attorney and expert fees and expenses) incurred by the other Party resulting from such failure to comply with its obligations. In case of termination pursuant to said Clause 4.5(b), all actions already taken shall be deemed not to have been taken and shall remain without effect or, where appropriate, shall be reversed, unless the Parties agree otherwise. The Parties shall provide their full co-operation to the reversal of any actions hereunder should such reversal be required.

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4.7	To the extent that any of the documents or actions listed in Clause 4.4 are executed before Completion, they shall be deemed to have been executed at Completion.

5.	INTER-GROUP AGREEMENTS AND SETTLEMENTS

5.1
Except as otherwise set forth or otherwise contemplated by this agreement, the Seller shall procure that as per the Completion Date, the Parties shall and shall cause their Affiliates to (i) take commercially reasonable efforts to terminate any inter-group agreements between any member of the Seller Group and any of the Group Companies, Bilgi Foundation, or Bilgi University, and (ii) waive any rights under any such agreements.

5.2
Except as expressly set forth herein otherwise, including with respect to the Conditional Donation Agreement, the Litigation Assignment and the Proceeds Agreement, the Seller shall, and shall procure that each applicable member of the Seller Group shall, and the Purchaser shall procure that each Group Company, Bilgi Foundation, and Bilgi University shall:

(a)	procure that all contracts between a member of the Seller Group and a Group Company, Bilgi Foundation and Bilgi University are terminated on or as soon as reasonably practicable after Completion:

(i)	at no cost to any party thereto;

(ii)	with no residual liability for any party thereto; and

(iii)
without any residual rights for any member of the Seller Group (including, for the avoidance of doubt, any residual licence for the use of intellectual property rights and/or know-how of any Group Company or its business) or the Group Companies, Bilgi Foundation, or Bilgi University,

it being acknowledged and agreed by the Parties that this subclause 5.2(a) shall be sufficient to effect the termination of the all contracts between a member of the Seller Group and a Group Company, Bilgi Foundation, or Bilgi University on the terms set out in this subclause 5.2(a); and

(b)
except as expressly otherwise set forth in this agreement (including but not limited to the Seller Group's continued interest in the litigation set forth in Schedule 8 Part ), with effect from Completion:

(i)
release and discharge each Group Company and each member of the Seller Group, respectively, from any and all liabilities or obligations to the applicable members of the Seller Group or Group Companies, respectively (including in respect of all such contracts between a member of the Seller Group and a Group Company); and

(ii)
procure that each member of the Seller Group or Group Company, respectively, shall waive any and all claims (in the absence of fraud) it has or may have against any Group Company or member of the Seller Group, respectively (including in respect of all such contracts between a member of the Seller Group and a Group Company.

5.3	The Purchaser hereby releases and discharges, and agrees to hold harmless (vrijwaren), by means of an irrevocable third-party stipulation, each Group Company, the Bilgi Foundation and Bilgi

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University, including each of their directors and officers (and their appointed representatives, as the case may be), from any liability relating to the period prior to the Completion Date.

5.4
The Purchaser hereby waives, by means of an irrevocable third-party stipulation, its right to bring any claim against any present or former director or employee of any member of the Seller Group (including the Group Companies) in respect of any information, opinion or advice supplied or given (or omitted to be supplied or given) by him or her to the Purchaser or any member of the Purchaser Group or its representatives in connection with the Transaction, save in case of wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid) on the part of such present or former employee or director in respect of the relevant matter.

6.	CIT FISCAL UNITY

6.1
The Purchaser and the Seller acknowledge and agree to procure that the Company and the Subsidiaries which are included in the CIT Fiscal Unity will be separated from the CIT Fiscal Unity as of the Completion Date.

6.2
The Seller remains responsible for preparing and filing the Tax Returns of each Group Company that is separated from the CIT Fiscal Unity pursuant to Clause 6.1 ("Separated Group Companies") for any period ending prior to the Completion Date in respect of which a Group Company is required to file a Tax Return or make a payment to a Tax Authority.

6.3	As of the Completion Date, any existing CIT sharing or settlement agreements between the Seller and the Separated Group Companies are terminated.

6.4
As soon as reasonably practical, but in any event within a period of six months after the Completion Date, the Seller shall provide the Purchaser with an opening balance sheet for CIT purposes for the Separated Group Companies as at the relevant date of separation from the CIT Fiscal Unity, including explanatory notes thereto ("CIT Settlement Statements"). The Seller will procure that:

(a)	the Purchaser will be granted 30 Business Days to review the CIT Settlement Statements;

(b)	it will provide the Purchaser with all relevant information to review the CIT Settlement Statements; and

(c)	it will take into account all reasonable comments, corrections or additions made by the Purchaser in respect of the CIT Settlement Statements.

6.5
By the 15th Business Day after the Completion Date, the Seller shall provide the Purchaser with a copy of the letter which was sent to the appropriate Tax Authority informing it that as per the Completion Date the Separated Group Companies no longer form part of the CIT Fiscal Unity with the Seller.

6.6	The Seller and the Separated Group Companies shall not jointly file a request to allocate loss carry forwards of the CIT Fiscal Unity, if any to the extent possible, to the Separated Group Companies.

7.	POST COMPLETION COVENANTS
Governance

7.1	The Seller shall use commercially reasonable efforts to take such actions required by Law to cause the appointment replacement members acceptable to and as per the instructions of the

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Purchaser to replace the Non-LET Seller Trustees and Cagri Bagcioglu as members of the Bilgi Foundation Board of Trustees.

7.2
Until such time as the resignations required to be delivered of each of the Non-LET Seller Trustees pursuant to Clause 4.4(d) of this agreement are formally recognized by the relevant Board, the Seller shall cause the Non-LET Seller Trustees to vote in accordance with the Purchaser's written instructions so that the Purchaser shall at all times control not less than two-thirds of the votes of the Bilgi Foundation Board of Trustees. Nothing in this paragraph shall require the Seller to cause the Non-LET Seller Trustees to vote in favour or against any matter which would frustrate or negate the purposes of this agreement or the Seller's rights hereunder.

On-going litigation

7.3
The Purchaser agrees to, and procures that the Company will, grant and undertake to take all the actions as may be necessary to grant, as per Completion, the Seller and/or its authorized representatives, nominees, agents, counsels, at the sole cost of the Seller, the right to represent Bilgi University and the Bilgi Foundation in the on-going legal cases (as listed in Schedule 8 Part 1, the "Retained Litigation") and any legal case, prosecution, research or procedure related and/or may be deemed related to the Retained Litigation in the sole discretion of the Seller until the earlier of (a) entry of final non-appealable order in such case, or (b) the date that the Seller provides written notice to the Company that it no longer wishes to pursue such case. Seller shall be entitled to recovery of any monies recovered from the Retained Litigation and the Purchaser shall be responsible for payment of such amounts should Bilgi University fail to promptly make payment to the Seller for whatever reason.  The Seller and/or its authorized representatives, nominees, agents, counsels, shall in respect of the Retained Litigation: (i) provide the Purchaser and/or its authorized representatives, nominees, agents, counsels, with copies of the respective court files, (ii) periodically inform the Purchaser and/or its authorized representatives, nominees, agents, counsels, by email on the status thereof, and (iii) inform the Purchaser and/or its authorized representatives, nominees, agents, counsels, upon a change in the status thereof. Notwithstanding the foregoing or anything herein to the contrary, no member of the Seller Group shall have any liability after Completion with respect any litigation other than the Retained Litigation, and the Purchaser shall assume the full liability, including payment of all attorney’s fees, for the pursuit, continuation, or resolution of the same, including but not limited to the litigation regarding the Kustepe campus.

Further actions

7.4
As and when requested by the Purchaser or the Seller following Completion, the Seller or the Purchaser, as the case may be, shall take all actions (or refrain from taking any action) and execute or ensure the execution of all such further documents, forms, assignments, transfers, assurances and anything deemed reasonably necessary or appropriate by the Purchaser or the Seller, as the case may be, to give full effect to the Transaction.

Books and records

7.5
The Purchaser shall procure that Bilgi University and the Bilgi Foundation will, within eight months following Completion, afford the Seller and its authorized representatives (including a reasonable number of personnel assigned by the auditor designated by the Seller) reasonable access to and the right to copy, upon reasonable notice and during normal business hours, to all of the books and records of Bilgi University and the Bilgi Foundation as the Seller or any of its authorized representatives may reasonably request, to the extent relating to the year 2018 and any financial period thereafter and until Completion and solely for the purpose of (i) conducting an annual audit of Bilgi University and/or the Bilgi Foundation and/or (ii) Clause 7.3.

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7.6
The Purchaser shall retain for a period of seven years from the Completion Date, or any such longer period as prescribed by Law, all books, records and other information (whether stored electronically or otherwise) relating to the Group Companies and existent on the Completion Date.

7.7
During the period following the Completion Date and up to 12 months thereafter, the Purchaser shall procure that all material records, papers, documents and data in the possession, custody or control of any Group Company or any member of the Purchaser Group, to the extent relating to the business or affairs of the Seller or any (former) member of the Seller Group other than the Group Companies, be deemed to be the property of, and shall be held on behalf of, the Seller and any such items shall be delivered or made available to the Seller immediately upon request by the Seller.

7.8
The Seller shall, and shall cause its authorized representatives to, abide by the confidentiality obligations set forth in Clause 14 with respect to any access or information provided pursuant to Clause 7.5.

Change of address

7.9
As soon as reasonably practicable, and in any event within three days of Completion, the Purchaser shall procure that registered address of the Company and of CH Holding Netherlands B.V. is changed and such change is filed with the Dutch Chamber of Commerce. The Purchaser shall provide written evidence of the same to the Seller.

8.	SELLER'S WARRANTIES

8.1	The Seller warrants (garandeert) to the Purchaser that, to the Seller's knowledge, each of the Seller's Warranties as set forth in Schedule 6 is true and accurate on the Completion Date.

8.2	The Purchaser shall not have a right to invoke a Claim in respect of:

(a)	matters that would not have a Material Adverse Effect;

(b)	any information disclosed in the Disclosed Information;

(c)	matters specifically disclosed in this agreement; and/or

(d)
any information or matters as set forth in the Seller Group's public disclosures including any information or matters as set forth on the Seller Group's webpage (http://investors.laureate.net) and any links or sub-links to Laureate press releases or filings included or accessible therein.

8.3
The Parties acknowledge and agree that the Seller's Warranties constitute an express allocation of risk between the Purchaser and the Seller. The Purchaser confirms that when entering into this agreement it did not rely on any other warranty or statement than the Seller's Warranties. Parties waive any rights they may have in connection with this agreement pursuant to Book 7, Title 1 of the DCC to the extent this agreement deviates from the provisions thereof.

8.4
The Seller shall not be liable for any forecasts, estimates, interpretations, analysis, projections, statements of intent or statements of opinion provided to the Purchaser or its advisors, whether or not part of the Disclosed Information.

8.5	The Purchaser confirms that prior to the execution of this agreement it has conducted and completed a due diligence investigation into the Group Companies and the Business, with the

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assistance of legal, financial, tax and other professional advisors. The Purchaser confirms that during the due diligence investigation it and its advisors have posed all such questions as the Purchaser thought relevant in relation to the Group Companies and the Business, and that the Seller has provided all information and assistance requested by the Purchaser and its advisors to answer such questions. The Purchaser confirms that at the Completion Date it has no knowledge of any facts or circumstances that constitute or are likely to constitute a Seller's Warranty Breach.

9.	BREACH OF SELLER'S WARRANTIES

9.1
In the event of a Seller's Warranty Breach, the Seller shall, subject to the limitations set forth in this agreement, pay to the Purchaser or any of the Group Companies, as the Purchaser may direct, an amount equal to the amount of loss or damage (schade) within the meaning of section 6:96 of the DCC suffered by the Purchaser or the Group Companies as a result of such breach; provided, however, that the Seller shall in no event be liable for any loss of profits or consequential, indirect or punitive damage (gevolgschade) suffered by the Purchaser or any of the Group Companies resulting from a Seller's Warranty Breach ("Damage").

9.2
The sole remedy of the Purchaser for a Seller's Warranty Breach shall be an action for damages which shall be calculated on a dollar-for-dollar basis without any multiplier and/or valuation method being applicable which formed a basis for the Purchaser in calculating the Purchase Price.

10.	CONDUCT OF CLAIMS

10.1
The Purchaser shall as soon as reasonably practicable after it or any member of the Purchaser Group becomes aware of a Claim or any matter or circumstance that will or may give rise to a Claim, give written notice to the Seller ("Claim Notice"). The Claim Notice must contain all the details of such Claim, including the Purchaser's estimate of the amount of the Claim, an indication as to whether any insurance cover or third party recourse would be available in respect of the Claim as well as any other information reasonably necessary to enable the Seller to assess the merits of the Claim.

10.2
If the Purchaser fails to notify the Seller within 45 Business Days after it or the relevant member of the Purchaser Group becomes aware of a Claim or any matter or circumstance that will or may give rise to a Claim as set out in Clause 10.1, the Seller shall not be liable to the Purchaser for the Claim.

10.3
A Seller's Warranty Breach becomes due and payable in case the Claim is granted by an arbitral award in accordance with Clause 17 or such Claim has been settled by the relevant Parties in accordance with this Clause 10.

10.4
If any Claim or any matter or circumstance potentially giving rise to a Claim notified pursuant to Clause 10.1 relates to a claim by a third party in or out of court against the Purchaser or a Group Company ("Third Party Claim"), the following shall apply. The Seller may at any time, by a written notice to the Purchaser, at its own expense take over the defence of the Third Party Claim, whereby the Seller assumes the liability of the outcome of such Third Party Claim. If the Seller takes over the defence the Purchaser shall, and shall ensure that the Purchaser Group will:

(a)
leave the conduct of the Third Party Claim entirely to the Seller, provided that it shall keep the Purchaser updated and consult with the Purchaser on the strategy and direction of its defence on a regular basis; and

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(b)	give the Seller all assistance necessary to conduct the Third Party Claim on its behalf, or on behalf of the relevant member of the Purchaser Group, including by granting powers of attorney.

10.5
If the Seller has not issued a notice pursuant to Clause 10.4, within 45 Business Days, the Purchaser shall have the right to settle, at its own expense and with its own professional advisors, any Third Party Claim, provided no settlement is made without the Seller's prior written consent. Such consent is a condition to the Seller's liability in connection with a Third Party Claim and its settlement.

10.6	Upon receiving notification of a Claim pursuant to Clause 10.1, the Purchaser shall:

(a)	allow the Seller or its representatives access to books, records and to such personnel of the Purchaser Group as the Seller may reasonably request to investigate the Claim;

(b)	disclose to the Seller or its representatives all information and documents relevant to the Claim; and

(c)	take such steps as the Seller may request pursuant to Clause 10.4.

10.7
A Claim shall not be enforceable against the Seller, unless within twelve months of notification pursuant to Clause 10.1 either (i) the Claim is settled between the Parties or (ii) the Purchaser institutes and pursues legal proceeding in relation to the Claim in good faith.

11.	LIMITATIONS OF SELLER'S LIABILITY
Minimum claims

11.1
The Seller shall not be liable in respect of a breach of a provision of this agreement unless the amount of the individual Damage exceeds $75,000 (seventy-five thousand USD) and the aggregate amount of all such Damage exceeds $750,000 (seventy-five hundred thousand USD) in which case the Seller's liability shall be for the excess only.

Maximum liability

11.2
The maximum aggregate liability of the Seller for Claims relating to any Seller's Warranty set out in paragraph 1 (Authority and capacity of the Seller), 2 (Corporate Organisation) and 3 (Shares) of Schedule 6 (jointly: "Fundamental Warranties") shall be limited to the amount of the Purchase Price as actually received by the Seller in cash.

11.3	The Seller's maximum aggregate liability for any other claims under the Seller's Warranties and/or this agreement shall not exceed an amount of $25,000,000 (twenty-five million USD).
Time limitations

11.4	The Seller shall not be liable for a Seller's Warranty Breach, unless the Claim Notice is received by the Seller:

(a)	within 10 years following the Completion Date in respect of Claims relating to any Fundamental Warranties as set out in paragraph 3 (Shares);

(b)	within 5 years following the Completion Date in respect of Claims relating to any Fundamental Warranties other than paragraph 3 (Shares);

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(c)	before the expiry of the applicable statute of limitation, in respect of Claims relating to any Seller's Warranty set out in paragraph 9 (Tax); and

(d)	within 24 months following the Completion Date, in respect of Claims relating to any Seller's Warranty other than the Fundamental Warranties.
Other limitations

11.5	The Seller shall not be liable in respect of a Claim if and to the extent such Claim relates to:

(a)	any information or matters disclosed in the Disclosed Information;

(b)	any act, omission, transaction, or arrangement performed at the request of the Purchaser before Completion or in respect of which the Purchaser has given its prior written consent;

(c)	any change in law, practice or generally accepted published interpretation of the law after the Completion Date;

(d)	any change in the accounting or taxation policies and practice of the Purchaser or any member of the Purchaser Group after the Completion Date;

(e)	a liability that is contingent only; and/or

(f)	provisions have been made in the financial statements, as disclosed in the Disclosed Information, specifically relates to the subject matter underlying the Seller's Warranty Breach.

11.6	For the purpose of this Clause 11, the Seller's liability for any breach of a provision of this agreement shall be reduced by:

(a)
any amount recoverable under a policy of insurance in force by the Purchaser Group or any amount that would have been recoverable under an insurance policy of a Group Company if such insurance policy in force immediately prior to Completion had been maintained after the Completion Date;

(b)
any relief from, deduction available to or benefit available or accruing to the Purchaser Group in respect of Tax or any other saving or benefit available or accruing to the Purchaser Group and arising by virtue of the Damage in respect of which the Claim is made; and/or

(c)
any amount for which an allowance, provision or reserve for the liability or matter giving rise to the loss or damage has been made in the financial statements as disclosed in the Disclosed Information.

Mitigation of Damage

11.7
The Purchaser shall take all measures and shall procure that all measures are taken by the Group Companies as may be reasonably expected under the circumstances, and that all reasonable assistance is given to avoid or mitigate any Damage.

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No double claims

11.8	The Purchaser shall not be entitled to recover from the Seller more than once in respect of the same event or circumstance resulting in a claim pursuant to the provisions of this agreement.
Third party

11.9
If, before the Seller pays an amount in discharge of any Claim, the Purchaser or any member of the Purchaser Group recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the relevant member of the Purchaser Group (in whole or in part) in respect of the loss or damage which is the subject matter of the Claim, the Seller may, at its sole discretion, require that:

(a)
the Purchaser or the respective member of the Purchaser Group shall ensure before steps are taken to enforce a Claim against the Seller following notification under Clause 10.1 that all commercially reasonable steps are taken to enforce recovery against the third party while any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall result in reduction or payment of the amount of the Claim, as the case may be; and

(b)	the Seller subrogates in the rights regarding the Claim of the Purchaser or the relevant member of the Purchaser Group vis-à-vis the third party concerned.

11.10
If the Seller has paid an amount in discharge of any Claim and the Purchaser or a member of the Purchaser Group subsequently recovers from a third party, a sum that is directly related to the Claim, the Seller may, at its sole discretion, require that:

(a)
the Purchaser or the respective member of the Purchaser Group shall take all necessary steps to enforce recovery against the third party concerned, while paying the Seller an amount equal to the sum recovered or recoverable from the third party (less any reasonable costs incurred in obtaining such recovery);

(b)	the Seller subrogates in the rights regarding the Claim of the Purchaser or the relevant member of the Purchaser Group vis-à-vis the third party concerned.

12.	PURCHASER'S WARRANTIES

12.1	The Purchaser warrants (garandeert) that each of the statements set forth in Schedule 5 are true and accurate on the Completion Date.

12.2
The Purchaser warrants that, the Purchaser, its Affiliates, representatives and advisors involved in the Transaction are not aware of a Seller's Warranty Breach or any breach of a provision of this agreement nor of any matter that would (likely) result in a Seller's Warranty Breach or of any breach of a provision of this agreement.

13.	RESTRICTIVE COVENANTS

13.1
In order to ensure the full benefit, know-how and goodwill of the Business to the Purchaser, the Seller undertakes to the Purchaser that it will not, and it will procure that the Seller Group will not, during the Restricted Period, either alone or jointly with others, directly or indirectly conduct, engage, participate or otherwise be interested in the provision of campus-based post-secondary education in the Republic of Turkey.

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13.2	The Parties acknowledge and agree that any of the following events will not constitute a breach by the Seller of Clause 13.1:

(a)	any on-going involvement of the Seller or members or representatives of the Seller Group as a member of the Bilgi Foundation Board of Trustees; and/or

(b)	providing any online education services through the non-Turkish entities of the Seller Group, as conducted at the time of Completion.

14.	CONFIDENTIALITY

14.1
Subject to Clause 14.2, each of the Parties shall treat as strictly confidential any information received or obtained pursuant to the entering into or performance of this agreement in connection with negotiations relating to this agreement, the business and affairs of the other Party, any document referred to in this agreement or the provisions or subject matter of this agreement.

14.2	The restrictions contained in Clause 14.1 shall not apply if and to the extent that:

(a)
disclosure is required by the law of any relevant jurisdiction or for the purposes of any legal proceedings, but only upon consultation with the other Party about the timing and content of such disclosure;

(b)
disclosure is required by any recognised securities exchange or by any regulatory or governmental body, but only upon consultation with the other parties about the timing and content of such disclosure;

(c)	the information has become public through no fault of the relevant Party;

(d)	the other Party has granted prior written consent to the disclosure;

(e)	a Party requires such to enforce its rights or remedies under this agreement;

(f)	disclosure is necessary to obtain the advice of any professional advisory;

(g)	disclosure is necessary within the Seller Group; and

(h)	disclosure is necessary by the Seller Group to any Tax Authority.

15.	NOTIFICATIONS

15.1
Any communication to be given in connection with the matters contemplated by this agreement shall, except where expressly provided otherwise, be in writing and in the English language and shall either be delivered in person or sent by registered post, facsimile or email to the address as indicated below. A change of address outside the Netherlands shall have no effect unless domicile in the Netherlands is chosen simultaneously.

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To the Seller:	To the Purchaser:
Laureate I B.V.	Can Uluslararasi Yatirim Holding A.Ş.
Attn: Aldert-Jan de Bruin and Sean Mulcahy Barbara Strozzilaan 201 1083 HN, Amsterdam The Netherlands	Attn: Mehmet Şakir Can Mehmet Akif Mh. Bahariye Cd. Çam Sk. No:51/5 İkitelli- K.Çekmece / İstanbul Republic of Turkey
E:	E:
With a copy to:	With a copy to:
DLA Piper Nederland N.V. Attn.: Daphne Bens Amstelveenseweg 638 1081 JJ Amsterdam The Netherlands	Baycan Law Firm Attn: Baran Umut Baycan Süleyman Seba Cad. BJK Plaza No:48 A Blok Kat:2 D: 22 34357 Beşiktaş, Istanbul Republic of Turkey
E:	E:

15.2	A notice sent solely to the addressee of the legal advisor of the Party indicated above shall not constitute a notification for the purpose of this Clause 15.

16.	MISCELLANEOUS
Termination

16.1	If this agreement is terminated, which termination can only occur on the basis of and in accordance with the relevant provisions of this agreement, then:

(a)
all rights and obligations of the Parties under this agreement shall end and become ineffective, except for the rights and obligations of or pursuant to Clauses 14 (Confidentiality), 15 (Notifications), 16 (Miscellaneous) and 17 (Governing law and jurisdiction), which will remain in full force and effect after termination of the agreement; and

(b)
such termination shall be without prejudice to any rights a Party may have vis-à-vis the other Parties in connection with a breach of any provision of or obligation under this agreement occurring prior to its termination.

16.2
The Parties waive their rights under sections 6:265 through 6:272 of the DCC to, in whole or in part, rescind (ontbinden) this agreement, to demand the rescission (ontbinding) of this agreement in legal proceedings or, on the basis of section 6:228 of the DCC (dwaling) or otherwise, to nullify (vernietigen) or amend (wijzigen) it, in whole or in part, following Completion.

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No assignment

16.3
A Party cannot (i) assign, transfer or encumber any of its rights under or interests in this agreement, or (ii) sub-contract any or all of its respective obligations under this agreement, without the prior written consent of the other Party, except for any assignment, transfer or encumbrance of any rights under this agreement by the Seller to any of the companies within the Seller Group, whereby, after such assignment, transfer or encumbrance, the assignor will remain jointly and severally liable (hoofdelijk aansprakelijk), together with the assignee, for any and all obligations arising out of or in connection with this agreement.

Costs

16.4
Each Party shall bear its own costs, taxes, charges and expenses in relation to the negotiation, preparation, execution and implementation of this agreement as well as the Transaction, it being understood that (i) the Seller and the Purchaser shall bear the Notary's fees in connection with the Transaction on a 50-50% basis, and (ii) the Purchaser shall bear any costs charged by the Purchaser’s Bank.

Notary

16.5
The Purchaser is aware that the Notary is a civil-law notary working at DLA Piper Nederland, the firm that advises the Seller in respect of the matters set out in this agreement. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby acknowledge and confirm that:

(a)	the Notary shall execute any and all deeds related to this agreement; and

(b)	the Seller is assisted and represented by DLA Piper Nederland in relation to this agreement and any other agreements that may be concluded, or disputes that may arise, in connection therewith.
No variation and unenforceability

16.6	No variation to this agreement shall have any effect unless it is agreed in writing and signed by or on behalf of each Party.

16.7	Each provision of this agreement is severable. If any such provision is rendered illegal, invalid or unenforceable (whether in whole or in part) in any respect under the law of any jurisdiction:

(a)
such is without prejudice to the legality, validity or enforceability in that jurisdiction of the other provisions of this agreement (if these other provisions are not inextricably related to the illegal, invalid or unenforceable provision), or of such or any provision of this agreement in any other jurisdiction; and

(b)
the Parties will reasonably endeavour to negotiate in good faith with a view to replacing it with one or more provisions which are not illegal, invalid or unenforceable and which differ from the replaced provision as little as possible, always taking into account the substance and purpose of this agreement.

Entire agreement

16.8	This agreement (together with all documents referred to herein and executed at Completion) constitutes the whole and only agreement and understanding between the Parties in relation to

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its subject matter. All previous understandings, agreements, undertakings, representations, warranties and arrangements (including the letter of intent dated 17 August 2018) of any nature whatsoever between the Parties or members of the Seller Group and the Purchaser Group respectively with any bearing on the subject matter of this agreement are superseded and terminated (and all rights and liabilities arising pursuant to such either or not accrued at the date of this agreement, are cancelled) to the extent that they have such a bearing.
Waiver

16.9	Any waiver under this agreement must be given by written notice to that effect.
Exercise of rights and third party stipulation

16.10
Should a Party not exercise any right under this agreement (including one Party granting any other Party an extension of time to perform its obligations under any provision hereof), then such shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking).

16.11
Except as expressly provided otherwise in this agreement, only a Party or a Party's permitted assignees or successors may enforce the terms of this agreement. In the event any third-party stipulation (derdenbeding) contained in this agreement is accepted by any third party, such third party will not become a party to this agreement.

Counterparts

16.12
This agreement may be signed in any number of counterparts each of which, when executed by one or more of the Parties, shall constitute an original. Delivery of an executed counterpart of a signature page of this agreement by PDF-file (or other scanned document) sent by email to the Parties shall be effective as delivery of an original counterpart of this agreement.

17.	GOVERNING LAW AND JURISDICTION

17.1	This agreement shall be governed by and construed in accordance with Dutch law, under the exclusion of any conflict of law rules under Dutch private international law.

17.2
Except as otherwise provided in this agreement, any and all disputes between the Parties or their respective legal successors arising from or in connection with this agreement and/or any agreement, arrangement or undertaking arising from this agreement shall be subject to final settlement in accordance with the Rules of Arbitration of the International Chamber of Commerce, subject to the following conditions:

(a)	the arbitral proceedings and all documents delivered to or by the arbitrators shall be in the English language;

(b)	the venue of arbitration shall be London, England;

(c)
the arbitral tribunal shall comprise three arbitrators. Both the Purchaser and the Seller shall appoint one arbitrator and the Institute shall appoint a third arbitrator be the Chairman of the arbitral tribunal. If either the Purchaser or the Seller has not appointed an arbitrator within 20 Business Days of having requested or receiving notice of the arbitration, the Institute will appoint such arbitrator;

(d)	the arbitral tribunal shall decide in accordance with the rules of law;

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(e)	the Parties shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of the arbitral tribunal;

(f)
to ensure that the arbitral award shall not be published, each Party shall notify the administrator of the Institute within one calendar month after receipt of the arbitral award that they object to publication of the arbitral award by the Institute; and

(g)
consolidation of the arbitral proceedings with other arbitral proceedings pending in the Netherlands, as provided for in section 1046 of the Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering) is hereby excluded.

[signatures on following pages]

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THUS AGREED AND EXECUTED on 27 August 2019.

LAUREATE I B.V.		LAUREATE I B.V.
/s/ Sean Mulcahy		/s/ Aldert Jan de Bruin
By: Sean Mulcahy		By: Aldert Jan de Bruin
Title: director B		Title: director A

CAN ULUSLARARASI YATIRIM HOLDING A.Ş. /s/ Mehmet Sakir Can
By:	Mehmet Sakir Can
Title:	solely authorised director

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SCHEDULE 1: SUBSIDIARIES

Subsidiary	Shareholding	Directors / officers	Jurisdiction
Bilgi Temizlik ve Tadilat Hizmetleri Limited Sirketi (TEMZ)	100% (7299 shares) (shareholder: Education Turkey B.V.)	Education Turkey BV	Turkey
Bilgi Iletisim Grubu Yayincilik Muzik Yapim ve Haber Ajansi Limited Sirketi (BIG)	100% (22156 shares) (shareholder: Education Turkey B.V.)	Education Turkey BV	Turkey
Bilgi Halkla iliskiler ve Iletisim Limited Sirketi (HALK)	100% (7299 shares) (shareholder: Education Turkey B.V.)	Education Turkey BV	Turkey
CH Holding Netherlands B.V.	100% (9000 shares A and 9000 shares B) (shareholder: Education Turkey B.V.)	• Mulcahy, Sean Patrick (director B) • de Bruin, Aldert Jan (director A)	The Netherlands
Bilgi Yapimcilik Ticaret Limited Sirketi (YAP)	100% (7299 shares) (shareholder: Education Turkey B.V.)	Education Turkey BV	Turkey
Ulet Uluslararsi Danismanlik Egitem Teknolojileri Sanayi ve Ticaret Limited Sirketi (ULET)	98% (8347 shares) (shareholder: Education Turkey B.V.) 2% (200 shares) (shareholder: BIG)	Education Turkey BV	Turkey
Oztan Temizlik ve Tadilat Hizmetleri Ticaret Limited Sti (OZTAN)	99.98% (5999 shares) (shareholder: BIG) 0.02% (1 share) (shareholder: Bariş Karayol)	Bilgi Iletisim Grubu Yayincilik Muzik Yapim ve Haber Ajansi Limited Sirketi (BIG)	Turkey
Mediacom Halka Illiskiler ve Iletisim Limited Sti (MEDIACOM)	95% (2850 shares) (shareholder: BIG) 5% (150 shares) (shareholder: OZTAN)	Bilgi Iletisim Grubu Yayincilik Muzik Yapim ve Haber Ajansi Limited Sirketi (BIG)	Turkey

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SCHEDULE 5: PURCHASER'S WARRANTIES

1.
The Purchaser has been duly incorporated and validly exists under the laws of its jurisdiction and has the necessary corporate capacity and power to enter into the agreement and to perform its obligations under the agreement.

2.
All corporate and other actions required to be taken by the Purchaser to authorise the execution of the agreement and the performance of its obligations under the agreement has been duly taken or will have been duly taken by Completion.

3.	The agreement has been duly executed on behalf of the Purchaser constituting legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms.

4.
The execution and performance of the agreement by the Purchaser do not conflict with or result in a breach of any provision of the articles of association or similar constitutional documents of the Purchaser nor with any provision of any applicable law.

5.
The Purchaser is not required to obtain any approval, consent, licence or notice to any regulatory or governmental body in connection with the Purchaser's execution and performance of the agreement, save as required under this agreement.

6.	The Purchaser has obtained all necessary funds for the acquisition of the Shares at the Completion Date.

7.
The Purchaser does not know or have any reason to suspect that the monies used to fund any amounts payable by it under the terms of this agreement have been or will be derived from, used to conceal or further, or are in any way related to any criminal activity, including but not limited to, money laundering, tax evasion, bribery, extortion, fraud, false statements, and/or trafficking of narcotics.

8.
No amounts payable by the Purchaser under the terms of this agreement are derived from, invested for the benefit of, or related in any way to, the governments of, or persons ordinarily resident in, any territory or country: (a) that is presently target of a comprehensive U.S. embargo enforced by OFAC (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria); (b) that has been designated as a “non-cooperative country or territory” by the U.S. Financial Action Task Force on Money Laundering; or (c) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern”.

9.
The Purchaser (a) has conducted thorough due diligence with respect to all of its beneficial owners; (b) has established the identities of all beneficial owners and the source of each of the beneficial owner’s funds; (c) will retain evidence of any such identities, any such source of funds and any such due diligence and will maintain any such evidence for at least five years from the date of this agreement; and (d) will make any such information available to the Seller upon the Seller's reasonable request.

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10.
No investigation, action, or proceeding is pending or contemplated involving the illegal activities specified in paragraph 7 of this Schedule against the Purchaser, and no other investigation, action, or proceeding is pending or contemplated that may result in any impediment delay or prohibition or any other interference with the Transaction.

11.
Each member of the Purchaser Group, as well as their respective directors, officers, employees, agents or other third parties acting for each member or on its behalf, in relation to the Business, has at all times acted in compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and any other law or regulation relating to anti-bribery and corruption including but not limited to the following Laws of the Republic of Turkey:

(a)	Turkish Constitution of 1982

(b)	Turkish Criminal Code No. 5237

(c)	Law No. 5271 of Criminal Procedure

(d)	Law No. 3628 on Declaration of Assets and Combating Bribery and Corruption

(e)	Law No 5167 on Establishment of the Public Officials of Ethic and Amendments to Certain Laws

(f)	Law No. 657 on Civil Servants

(g)	Public Procurement Law No. 4732

(h)	Public Procurement Contracts Law No. 4735

(i)	Law No 5018 on Public Financial Administration and Control

(j)	Law No 4982 on Right to Information

(k)	Capital Market Law No. 6362

(l)	Banking Law No. 5411

(m)	Law No. 5072 on Relationship of Foundations and Associations with Public Institutions and Organizations

(n)	Law No. 5449 on Prevention of Laundering Proceeds of Crime

(o)	Law No. 4208 on Prevention of Money Laundering

(p)	Law No. 5326 on Misdemeanours

(q)	Law No. 6415 on Prevention of the Financing of Terrorism

(r)	Law No 6328 on Ombudsman Institution

(s)	Code of Enforcement and Bankruptcy No. 2004

(t)	Regulation on Declaration of Property

(u)	Regulation on Ethical Principles for Public Officers and Procedures and Principles for Application

(v)	Regulation on Precautions Regarding Prevention of Laundering of Proceeds of Crime and Financing of Terrorism

(w)	Regulation on Compliance Programs Regarding Obligations on Laundering the Proceeds of Crime and Prevention of Financing of Terrorism

(x)	Regulation on Duties and Working Procedures of Financial Crimes Investigation Experts

(y)
Regulation Regarding the Implementation of the Law No. 4208 on Prevention of Money Laundering and Regulation of Working Procedures and Procedures of the Coordination Board for Combating Financials Crimes.

(z)	Regulation Regarding the Investigation of Laundering Offence

(aa)	Regulation on the Procedures and Principles Regarding the Implementation of Law on the Prevention of the Financing of Terrorism.

12.
Each member of the Purchaser Group, as well as their respective directors, officers, employees, agents or other third parties acting for each member or on its behalf, in relation to the Business, has at all times conducted its export, import and related transactions in all material respects in material compliance with all laws relating to export and import control and Sanctions.

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13.
No member of the Purchaser Group, as well as their respective directors, officers, employees, agents or other third parties acting for each member or on its behalf, in relation to the Business, has supplied or transferred, or arranged or procured the supply or transfer, into or out of (i) the European Union of any military or dual-use goods or services as defined and regulated by Regulation 428/2009 of the Council of the European Union of 5 May 2009, Goods Order or Strategic Services Act, (ii) the United States in violation of the Export Administration Regulations or regulations administered from time to time by the Bureau of Industry and Security, or (iii) conducted any other activity that is governed by these laws or other law of a different jurisdiction that regulates the same subject matter without having the required licences or approvals.

14.
Neither the Purchaser, its Affiliates, nor their respective officers, directors, or representatives appears on or is owned or controlled by a person that appears on the Specially Designated Nationals and Blocked Persons List or the Sectoral Sanctions Identifications List administered and enforced by OFAC, nor are they ordinarily resident in or acting for or on behalf of any person ordinarily resident in or the government of a territory or country which is, from time to time, the target of a comprehensive U.S. embargo enforced by OFAC (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria) nor are they otherwise a party with which the Seller or its Affiliates are prohibited to deal under the laws of the United States, the United Kingdom, or the European Union.

15.
No member of the Purchaser Group, as well as its respective directors, officers, employees, agents or other third parties acting for them or on its behalf: (i) is a Restricted Party; (ii) has violated or is in violation of any Sanctions; (iii) has been a party to any contract with, or has conducted business or participated in any transaction involving, any Restricted Party, each case in relation to its business.

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SCHEDULE 6: SELLER'S WARRANTIES

1.	Authority and Capacity of the Seller

1.1
The Seller has been duly incorporated and validly exists under the Laws of the Netherlands and has the necessary corporate capacity and power to enter into this agreement and to perform its obligations under this agreement.

1.2
All corporate and other actions required to be taken by the Seller to authorise the execution of this agreement and the performance of its obligations under this agreement have been duly taken or will have been duly taken by Completion.

1.3	This agreement has been duly executed on behalf of the Seller and constitutes legal, valid and binding obligations of the Seller, enforceable in accordance with its terms.

1.4	The execution and performance of this agreement do not conflict with or result in a breach of any material provision of the articles of association or similar documents of the Seller.

2.	Corporate Organisation

2.1	Immediately prior to Completion, the information set forth in Schedule 1 (Subsidiaries) is true and accurate in all material respects.

2.2
Each of the Group Companies has been duly incorporated under the laws of its jurisdiction and has been validly existing since its incorporation and has the required power to own its assets and to carry on its business as presently conducted.

2.3
The articles of association of the Company, as included in the deed of incorporation dated 31 October 2006, are the articles of association as currently in force. No decision has been taken, nor has any resolution been adopted by the general meeting of shareholders, to amend the articles of association of any of the Group Companies.

2.4
Each of the Group Companies is duly registered with the trade register of the Chamber of Commerce in the Netherlands or the Istanbul Chamber of Commerce, as the case may be. The extracts of the Chamber of Commerce in the Netherlands or the Istanbul Chamber of Commerce are true, accurate and not misleading.

2.5
None of the Group Companies have granted a power of attorney or similar authority to any third party authorising such third party to represent and bind the Group Company, either in general or for any special purposes other than any powers of attorney registered with the Chamber of Commerce in the Netherlands or the Istanbul Chamber of Commerce.

2.6	The shareholders' register of each Group Company is up to date.

2.7	None of the Group Companies have been declared bankrupt (failliet verklaard) or been granted a temporary or definitive suspension of payments (surséance van betaling).

2.8	No decision has been taken to dissolve or liquidate any of the Group Companies.

3.	Shares

3.1	The Shares constitute the whole of the issued and outstanding share capital of the Company and the shares held by the Group Companies in the Subsidiaries ("Subsidiary Shares") constitute

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the entire issued and outstanding share capital of the respective Subsidiaries to the extent as set forth in Schedule 1.

3.2	The Shares and the Subsidiary Shares have been validly issued and fully paid up and no obligations exist for anyone to make further contributions to the Shares.

3.3
The Seller has full legal and beneficial title to the Shares, free and clear of any Encumbrances. The Company, directly or indirectly, is the owner of the Subsidiary Shares as set forth in Schedule 1, free and clear of any Encumbrance.

3.4	The Seller is entitled to sell and transfer title to the Shares to the Purchaser.

3.5	None of the Group Companies hold shares in its own capital.

3.6	No depositary receipts have been issued in respect of the Shares.

3.7
The Shares and the Subsidiary Shares are validly issued and are fully paid up and no obligations exist for the holder of those shares to further contribute to the share capital (whether by subscription for further shares, by payment of share premium or otherwise), to provide loan financing to any Group Company, or to issue any guarantees of any kind on behalf of any of the Group Companies, nor are there any other obligations or requirements attached to those shares or the holder thereof.

3.8
There is no agreement, arrangement, commitment or instrument of any kind, obligating the Seller or any Group Company (now or in the future) to issue, convert, transfer, sell, repurchase, redeem or otherwise acquire any shares or other securities in or relating to the capital of any of the Group Companies or to create any Encumbrance, and no person has claimed to be entitled to any of the foregoing.

3.9
There are no restrictions affecting the voting rights or other rights attached to the Shares or the Subsidiary Shares, other than provided for by Law, the relevant articles of association of a Group Company and/or this agreement.

4.	Accounts

4.1	The audited annual accounts of Bilgi University for the year 2018:

(a)	have been prepared in accordance with and comply with Law and the local accounting principles;

(b)	have been prepared on the basis consistent with Bilgi University's annual accounts of the past three financial years; and

(c)
contain no omissions and present an accurate, fair, understandable and systematic view of the assets and liabilities, and the financial position of Bilgi University at the end of such financial year, and of the income, expenses and results of Bilgi University for the financial period ending on lapse of such financial year.

5.	Business and Sufficiency of Assets

5.1	The business activities of the Group Companies consist of providing services in relation to the Business and the Group Companies do not conduct any other material business.

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5.2
Except as affected by Section 5.2 and the termination of those agreements presently existing between a member of the Seller’s Group and a Group Company, immediately prior to Completion, Bilgi University will have right and title to sufficient assets for the continued conduct of the Business after Completion in substantially the same manner as conducted prior to the Completion and such assets constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

6.	Compliance and Permits

6.1
Each of Bilgi University, the Bilgi Foundation and the Group Companies is not in material violation of any Laws which apply to the conduct of its business or any facilities or property owned, leased, operated, or used by it.

6.2
No citation, fine, or penalty has been imposed, asserted, or threatened against Bilgi University and/or the Bilgi Foundation and/or any of the Group Companies under any applicable government, state, local, or other law or regulation relating to employment, occupational safety, zoning, or environmental matters.

6.3
All licenses, permits and approvals, business and education activities of Bilgi University the Bilgi Foundation and the Group Companies are in full force and effect. Bilgi University nor the Bilgi Foundation nor the Group Companies have received any threatened cancellation, termination or nonrenewal thereof.

7.	Material Contracts
"Material Contracts" means any contracts entered into by the Bilgi Foundation and/or Bilgi University and/or the Group Companies the absence of which would have a Material Adverse Effect.

7.1	All Material Contracts were entered into on an arm's length basis in the ordinary course of business.

7.2
Each Material Contract is in full force and effect and Bilgi University nor the Bilgi Foundation have received a written notice of termination, nor a request for amendment of its terms, in respect of any Material Contract to which it is a party.

8.	Litigation

8.1
The Company nor the Bilgi Foundation nor the Bilgi University is involved in any claim, litigation, arbitration, mediation, binding advice or other legal proceedings (including administrative, criminal or tax proceedings) and no such claim, litigation, arbitration, mediation, binding advice or other legal proceedings are threatened or pending and there are no circumstances likely to give rise thereto.

8.2
There is and has been no governmental, regulatory or other investigation, enquiry or action, enforcement proceeding or prosecution regarding the Company, the Bilgi Foundation or the Bilgi University or of any of its present or former directors, officers, employees or other persons performing services for or on behalf of it, none is pending or threatened, and there are no circumstances which may give rise to any such investigation, enquiry or disciplinary action.

8.3
The Company nor the Bilgi Foundation nor the Bilgi University is affected by, or has any outstanding obligations under any pending or existing court decision, arbitration award, judgment, award, binding advice or any other order or judgment of any governmental entity.

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9.	Tax

9.1
All Tax Returns, computations and other information required to be filed or approved with any Tax Authority by the Group Companies have been filed in a timely manner within applicable extension periods and reflect all liability for Tax of the Group Companies for the periods covered thereby and in line with its statutory accounts.

9.2
All Taxes of the Group Companies have been paid in full when formally due (formeel verschuldigd) and payable, taking into account the applicable extension periods and payment terms, with the exception of amounts that have been legitimately disputed.

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